EXHIBIT 99.1
News
For Immediate Release December 1, 2004	Contact:
Rick B. Honey (212) 878-1831

MINTEQ INTERNATIONAL INITIATES PRICE INCREASE ON MONOLITHIC REFRACTORY PRODUCTS
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NEW YORK, December 1--Minteq International Inc., a wholly owned subsidiary of Minerals Technologies Inc., announced today that effective with shipments on or after January 1, 2005, or as permitted by current contracts, prices for its monolithic refractory products will increase 3 percent to 8 percent depending on grade. Minteq's monolithic refractory products are used primarily in the steel industry for the repair and maintenance of steel-making furnaces.

          The company's ongoing productivity initiatives have been successful in partially offsetting manufacturing cost increases associated primarily with increases in raw material costs, the rising cost of energy consumed in processing, increases in ocean and domestic transportation costs and increasing employee health care costs. The prices for certain raw materials have increased dramatically during 2004 and will continue at historically high levels in 2005. Minteq will continue to negotiate with suppliers for the lowest possible costs while meeting our customer's requirements.

          Minteq International is a leading supplier of monolithic refractory maintenance systems committed to continued investment in technology in order to provide ever-increasing value for our customers.

          Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com